Exhibit 99.1

B. Riley Financial to Establish Partnership with Oaktree in the Great American Group Businesses

Concludes Previously Announced Review of Strategic Alternatives for the Great American Group Businesses

LOS ANGELES, Oct. 14, 2024 – B. Riley Financial, Inc. (Nasdaq: RILY) (“B. Riley” and the "Company"), a diversified financial services platform, and funds managed by Oaktree Capital Management, L.P. (“Oaktree”), have signed a definitive agreement (the “Agreement”) to establish a partnership in Great American Holdings, LLC, a newly formed holding company (“Great American NewCo”).

Prior to the closing of the transactions contemplated by the Agreement, B. Riley will undertake a pre-closing internal reorganization and will contribute all of the interests in B. Riley’s Appraisal and Valuation Services, Retail, Wholesale & Industrial Solutions and Real Estate businesses (collectively known as the “Great American Group”) to Great American NewCo.

At the closing of the transaction, B. Riley will receive total consideration consisting of approximately $203 million in cash, subject to certain purchase price adjustments, Class B Preferred Units of Great American NewCo with an initial aggregate liquidation preference of approximately $183 million, and Class A Common Units of NewCo representing approximately 47% of the total outstanding common units. Oaktree will acquire Class A Preferred Units of Great American NewCo with an initial liquidation preference of approximately $203 million, as well as Class A Common Units representing approximately 53% of the aggregate amount of the issued and outstanding Class A Common Units of Great American NewCo, in exchange for cash consideration of approximately $203 million (the “Proposed Transaction”), implying a total enterprise value for the Great American NewCo of $386 million. The transaction has been approved by the Board of Directors of the Company and is subject to the receipt of required regulatory approvals and other customary closing conditions. It is expected to close in the fourth quarter of 2024.

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley, said, “I am pleased to be partnering with Oaktree given its stellar track record and reputation as one of the world’s leading asset managers. We believe Oaktree’s scale and expertise in alternative investments and their strength as a capital provider, combined with the Great American Group’s leading position as a provider of asset disposition, financial advisory and real estate advisory services, will prove complementary as we join forces to deliver financial products and services to better serve our clients.”

Mr. Riley continued, “As we communicated last month, this transaction is an important step in our plan to reduce our debt while reinvesting in our core financial services businesses. We are very excited about this new partnership we established with Oaktree in the Great American Group as it will enable meaningful debt reduction while retaining significant equity upside in the business with a highly capable new partner that will increase its future growth prospects."

“Great American offers an exciting investment opportunity for Oaktree in a leading valuation appraisal, asset disposition and real estate advisory platform. We are eager to provide both capital and our extensive operating expertise to support the future growth of the business,” said Nick Basso, Managing Director at Oaktree.

“As an experienced capital provider to the financial services sector, we are thrilled to partner with B. Riley and Great American’s talented leadership team. We look forward to bringing our resources and relationships to support Great American’s growth as an independent platform,” said Thomas Casarella, Managing Director at Oaktree.

Advisors

Moelis & Company LLC served as the exclusive financial advisor to B. Riley, and Sullivan & Cromwell LLP served as legal advisor to B. Riley. Wachtell, Lipton, Rosen & Katz served as legal advisor to Oaktree.

About B. Riley Financial

B. Riley Financial is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. B. Riley leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its affiliated subsidiaries, B. Riley provides end-to-end financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. B. Riley opportunistically invests to benefit its shareholders, and certain affiliates originate and underwrite senior secured loans for asset-rich companies. B. Riley refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $193 billion in assets under management as of June 30, 2024. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real estate and listed equities. The firm has over 1,200 employees and offices in 23 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to update forward looking statements, except as required by law. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; the inability to consummate the transactions contemplated therein or the failure to satisfy other conditions to completion of the Proposed Transaction; potential litigation relating to the Proposed Transaction that could be instituted in connection with the Agreement; and the risk that the Proposed Transaction will not be consummated in a timely manner, if at all. In addition to these factors, we encourage you to review the “Risk Factors” set forth in B. Riley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other filings with the United States Securities and Exchange Commission, which identify important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements in this communication.

Contacts

B. Riley

Investors
ir@brileyfin.com

Media
press@briley.com